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                                  EXHIBIT 21

        Set forth below is a list of the Registrant's subsidiaries and their respective states of incorporation. Pursuant to item 601(b)(2)(ii) of Regulation S-K, subsidiaries which do not individually or in the aggregate with other subsidiaries carrying on the same line of business constitute a significant subsidiary as of the end of the current fiscal year have been omitted.

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

                                                             Percent Owned
Name                                       State of            by OMEGA
of Corporation                           Incorporation     Protein Corporation
-------------------------                -------------     -------------------
Omega Net, Inc. (FKA Venture
 Milling Company)                           Delaware              100%

Omega Protein, Inc.                         Virginia              100%

Protein Securities Company                  Delaware              100%

Protein (USA) Company                       Delaware              100%

Omega Shipyard, Inc. (FKA Moss Point
 Dry Dock and Fabrication, Inc.)            Delaware              100%
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